Exhibit 99.1

Berkshire Hathaway Inc. Shareholders Approve 50-for-1 Split of Its Class B Common Stock

OMAHA, Neb.--(BUSINESS WIRE)--January 20, 2010--Berkshire Hathaway Inc. (BRK.A; BRK.B):

Berkshire Hathaway Inc. announced that at a Special Meeting of Shareholders held earlier today, its shareholders approved amendments to Berkshire’s certificate of incorporation that provide for a 50-for-1 split of its Class B Common Stock. As a result each existing outstanding share of Class B Common Stock will be exchanged for fifty shares of New Class B Common Stock. There will not be a record date or a payable date. The New Class B Common Stock will begin trading on the New York Stock Exchange as of the opening of the market tomorrow and the existing Class B Common Stock will cease trading as of the close of the market today.

Berkshire’s Class A Common Stock is not being split. However as a result of the amendments to our certificate of incorporation, beginning tomorrow each share of Class A Common Stock will be convertible into 1,500 shares of New Class B Common Stock.

Berkshire Hathaway and its subsidiaries engage in diverse business activities including property and casualty insurance and reinsurance, utilities and energy, finance, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

CONTACT:
Berkshire Hathaway Inc.
Marc D. Hamburg, 402-346-1400